EXHIBIT 99.1

Euramax International, Inc. Announces an Extension of the Tender Offer for its 8½% Senior Subordinated Notes due 2011

Norcross, Georgia (June 27, 2005) - Euramax International, Inc. (“Euramax” or the “Company”) announced today that it has extended the expiration date of its previously announced tender offer (the “Offer”) relating to its outstanding 8½% Senior Subordinated Notes due 2011 (CUSIP No. 29843Q AB 8) (the “Notes”) from 5:00 p.m., New York City time, on Monday, June 27, 2005, to 5:00 p.m. New York City time, on Tuesday, June 28, 2005, unless otherwise extended or earlier terminated by the Company (the “Expiration Date”).  Subject to the terms and conditions of the Offer, payment for any Notes tendered will be made promptly after the Expiration Date.

Except for the extension described above, all other terms and conditions of the Offer remain unchanged.  To date, holders of $197,980,000 of the outstanding principal amount of the Notes, which represents approximately 99% of the $200,000,000 outstanding principal amount of the Notes, have tendered their outstanding Notes and delivered related consents pursuant to the Offer and consent solicitation.  The last day that holders of Notes could have withdrawn tendered Notes and revoked delivered consents was as of 5:00 p.m., New York City time on May 16, 2005 (the “Consent Date”).  As a result, tendered Notes and delivered consents may no longer be withdrawn or revoked.

As previously announced, the purchase price for the Offer was determined based on the formula set forth in the Company’s Offer to Purchase and Consent Solicitation Statement, dated May 3, 2005 (the “Statement”), which provides for a fixed spread of 50 basis points over the bid side yield (as quoted on the Bloomberg Government Pricing Monitor on “Page PX5” at 9:00 a.m., New York City time, on May 17, 2005) of the 3.25% U.S. Treasury Note due August 15, 2007 (the “Reference Security”), plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date. The bid side yield of the Reference Security at 9:00 a.m., New York City time, on May 17, 2005 was 3.636%, which resulted in a Tender Offer Yield (as defined in the Statement) of 4.136%.

Upon consummation of the Offer, assuming the payment date is June 29, 2005, the Company will pay holders who validly tendered their Notes before the Consent Date the Total Consideration (as defined in the Statement) of $1,126.89 for each $1,000 principal amount of Notes purchased in the Offer, plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date.  The actual payment may be higher or lower, based on the formula set forth in the Statement, depending on the actual payment date for the Offer.

The Total Consideration includes a consent payment of $20.00 per $1,000 principal amount of the Notes that is payable only to holders who validly tendered their Notes on or prior to the Consent Date.  Holders who validly tender their Notes after the Consent Date, but before the expiration of the Offer, will be paid $1,106.89 per $1,000 principal amount of Notes purchased in the Offer, plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date, assuming the payment date is June 29, 2005.

The terms of the Offer are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc., the Information Agent for the Offer and

consent solicitation, at 48 Wall Street, New York, NY 10005, 800-848-2998 (U.S. toll-free) or (212) 269-5550 (collect).

Credit Suisse First Boston (“CSFB”) and Goldman, Sachs & Co. (“Goldman Sachs”) are the Dealer Managers and Solicitation Agents for the Offer and the consent solicitation.  Questions regarding the Offer should be directed to CSFB at (800) 820-1653 (U.S. toll-free) or (212) 538-0652 (collect) or to Goldman Sachs at (800) 828-3182 (U.S. toll-free) or (212) 357-8664 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The full terms of the Offer and the consent solicitation are set forth in the Statement and in the related Consent and Letter of Transmittal.

Euramax International, Inc. is an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products with facilities located in all major regions of the continental United States as well as in the United Kingdom, The Netherlands and France.  The Company’s customers include original equipment manufacturers; commercial panel manufacturers and transportation industry manufacturers; rural contractors; home centers; home improvement contractors; distributors; industrial and architectural contractors; and manufactured housing producers.

Note regarding forward looking statements: Statements made by the Company which are not historical facts are forward looking statements that involve risks and uncertainties.  Statements including the words “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning also indicate forward looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed or implied in forward looking statements due to many important factors, including without limitation: the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions of the merger agreement; risks associated with the Company’s substantial indebtedness, leverage and debt service; risks of increasing competition; general economic or business conditions; the Company’s exposure to fluctuations in the price of its primary raw materials such as steel and aluminum; fluctuations in currency exchange and interest rates; the Company’s ability to retain management; and increases in the costs of compliance with laws and regulations, including environmental laws and regulations.  For further information on these and other risks, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Contact:	Euramax International, Inc.
R. Scott Vansant
(770) 449-7066